Exhibit 10.4

BAKER HUGHES INCORPORATED
STOCK OPTION AGREEMENT

Chad Deaton
Grantee

Date of Grant:	October 25, 2004

Total Number of Shares Granted:	75,000

Exercise Price per Share:	$43.39

Expiration Date:	October 25, 2014

Term of Award; Vesting Schedule:	3 years, with vesting of 33 1/3% on the anniversary date of the Date of Grant in each of the years 2005, 2006, and 2007.

Other Terms of Award:	Terms and Conditions are provided upon request and are located on the BHI Intranet at:
http://interchange/humanresources/Compensation

GRANT OF OPTION

Pursuant to action taken by the Compensation Committee of the Board of Directors of Baker Hughes Incorporated, a Delaware corporation (the “Company”), for the purposes of administration of the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan (the “Plan”), the above-named Grantee is hereby granted a non-qualified stock option to purchase the above number of shares of the Company’s $1 par value per share common stock at the exercise price stated above for each share subject to this option, with the exercise price payable at the time of exercise. This option may not be exercised after the Expiration Date.

By your acceptance of the option, you agree that the option is granted under and governed by the terms of the Plan, this Stock Option Agreement and the Terms and Conditions of Option Agreements dated July 28, 2004.

BAKER HUGHES INCORPORATED

H. John Riley, Jr.
Chairman, Compensation Committee of the Board of Directors of Baker Hughes Incorporated